UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 30, 2006

Bottling Group, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-80361-01	13-4042452
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1 Pepsi Way, Somers, New York		10589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(914) 767-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2006, Bottling Group, LLC ( the "Issuer") closed its sale of $800,000,000 aggregate principal amount of 5.50% senior notes due 2016 (the "Notes"), the pricing of which was previously publicly announced. The Notes were issued pursuant to an Indenture, dated as of March 30, 2006, between the Issuer and JPMorgan Chase Bank, N.A., as Trustee (the "Trustee"). The Notes have been registered under the Securities Act of 1933 (the "Act") pursuant to a registration statement on Form S-3 (File No. 333-132716) previously filed with the Securities and Exchange Commission under the Act.

The net proceeds received by the Issuer, after deducting the underwriting discount, but before offering expenses payable by the Issuer, were $793,640,000. The Issuer intends to use the net proceeds from the offering to repay certain of its currently outstanding senior notes and to make an intercompany loan or other distribution to The Pepsi Bottling Group, Inc. ("PBG"), which is expected to use the proceeds of such loan or distribution to repay certain of its outstanding commercial paper. Pending any such uses, the Issuer will invest the net offering proceeds in short-term instruments with an original maturity of three months or less.

The Notes will bear interest from March 30, 2006 at a rate equal to 5.50% per year, payable semi-annually on April 1 and October 1 of each year, commencing on October 1, 2006. Each interest payment will be made to the persons who are registered holders of the Notes on the immediately preceding March 15 and September 15, respectively. The Notes are the Issuer's general unsecured obligations and rank on an equal basis with all of the Issuer's other existing (and future) unsecured indebtedness and senior to all of the Issuer's future subordinated indebtedness.

The Indenture contains covenants limiting the Issuer's ability (and the ability of Issuer's restricted subsidiaries) to: (i) create or assume certain liens; (ii) enter into certain sale and leaseback transactions; (iii) engage in mergers or consolidations; and (iv) transfer or lease all or substantially all of its assets.

The Issuer has the right to redeem the Notes at any time in whole or from time to time in part, at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes being redeemed; and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed discounted to the date of redemption on a semi-annual basis at a discount rate equal to the applicable Treasury rate, plus 15 basis points; plus in either the case of (1) or (2), accrued and unpaid interest on the Notes being redeemed to the redemption date.

The Notes may be declared immediately due and payable by the Trustee or the holders of a majority in aggregate of the principal amount of the Notes if an event of default occurs under the Indenture and has not been cured. An event of default generally means that: (1) the Issuer fails to pay the principal on a Note on its due date; (2) the Issuer does not pay interest on a Note within 30 days of its due date; (3) the Issuer fails to perform any covenant under the Indenture for 90 days after its receipt of written notice of such failure; (4) the Issuer, PBG or one of PBG's restricted subsidiaries experiences certain events of bankruptcy, insolvency or reorganization; or (5) any outstanding debt of the Issuer (other than the Notes) having a principal amount in excess of $75 million is accelerated.

The Trustee and certain of its affiliates have provided from time to time, and may provide in the future, commercial banking and/or investment banking services to the Issuer in the ordinary course of business, for which they have received, or will receive, customary fees and reimbursement of expenses. The Trustee is also a participant in PBG's credit facilities, which are guaranteed by the Issuer.

The foregoing description of the issuance and terms of the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture entered into in connection therewith, which will be attached as an Exhibit to the Issuer's next Form 10-Q.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bottling Group, LLC

April 3, 2006	By:	David Yawman

Name: David Yawman
Title: Managing Director-Delegatee